Exhibit S

Skadden, Arps, Slate, Meagher & Flom llp

525 University Avenue

Palo Alto, California 94301

______

TEL: (650) 470-4500

FAX: (650) 470-4570

www.skadden.com

October 3, 2022

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304-1050

Attn: Marty W. Korman

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attn: Alan Klein

Gentlemen:

On behalf of X Holdings I, Inc., X Holdings II, Inc. and Elon R. Musk (the “Musk Parties”), we write to notify you that the Musk Parties intend to proceed to closing of the transaction contemplated by the April 25, 2022 Merger Agreement, on the terms and subject to the conditions set forth therein and pending receipt of the proceeds of the debt financing contemplated thereby, provided that the Delaware Chancery Court enter an immediate stay of the action, Twitter vs. Musk, et al. (C.A. No. 202-0613-KSJM) (the “Action”) and adjourn the trial and all other proceedings related thereto pending such closing or further order of the Court.

The Musk Parties provide this notice without admission of liability and without waiver of or prejudice to any of their rights, including their right to assert the defenses and counterclaims pending in the Action, including in the event the Action is not stayed, Twitter fails or refuses to comply with its obligations under the April 25, 2022 Merger Agreement or if the transaction contemplated thereby otherwise fails to close.

Sincerely,

/s/ Mike Ringler
Mike Ringler
Skadden, Arps, Slate, Meagher & Flom LLP

cc:

Vijaya Gadde, Chief Legal Officer, Twitter, Inc.
Katherine Martin, Wilson Sonsini Goodrich & Rosati, Professional Corporation
Martin W. Korman, Wilson Sonsini Goodrich & Rosati, Professional Corporation
Douglas K. Schnell, Wilson Sonsini Goodrich & Rosati, Professional Corporation
Remi P Korenblit, Wilson Sonsini Goodrich & Rosati, Professional Corporation
Alan Klein, Simpson Thacher & Bartlett LLP
Anthony F. Vernace, Simpson Thacher & Bartlett LLP
Katherine M. Krause, Simpson Thacher & Bartlett LLP
William Savitt, Wachtell, Lipton, Rosen & Katz, LLP

Elon Musk
Alex Spiro, Quinn Emanuel Urquhart & Sullivan, LLP
Andrew Rossman, Quinn Emanuel Urquhart & Sullivan, LLP

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